Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between K. Harold Fletcher (“Executive”) and Celularity Inc. (the “Company”), effective as of July 13, 2022 (the “Effective Date”).

WHEREAS, Executive is currently employed by the Company as its Senior Vice President, Deputy General Counsel and Chief Compliance Officer pursuant to an employment offer with the Company dated [•] (as amended, the “Prior Agreement”), which is superseded by this Agreement; and

WHEREAS, the Company and Executive now wish to supersede in its entirety the Prior Agreement, effective July 13, 2022 (the “Effective Date”), by entering in this Agreement.

NOW, THEREFORE, in consideration of the Executive’s employment by the Company, and for other good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.
Employment by the Company.
1.1
At-Will Employment. Executive shall be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.2(e) below), Good Reason (as defined in Section 6.2(d) below), or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any compensation following a termination shall be only as set forth in Section 6 or under any applicable benefit or equity plan.
1.2
Position. Executive shall serve as Executive Vice President, General Counsel & Chief Compliance Officer, and Assistant Corporate Secretary, and shall have the duties, responsibilities and authority as may from time to time be assigned to Executive by the Company’s Chief Executive Officer and/or the Board of Directors (the “Board”), that are consistent with such positions in a company of the size and nature of the Company.
1.3
Duties. During the term of Executive’s employment with the Company, and excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote his full business time and attention to the activities of the Company necessary to discharge the responsibilities assigned hereunder, and shall use diligent and reasonable efforts to perform faithfully and efficiently such responsibilities. Executive shall be expected to continue to comply with all applicable laws, regulations, rules, directives and other legal requirements of federal, state and other governmental and regulatory bodies having jurisdiction over the Company and of the professional bodies of which the Company is a member. During Executive’s employment with the Company, Executive continues to be required to maintain in good standing any licenses and certifications necessary for the performance of Executive’s duties for the Company.

1.4
Location. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters, currently in Florham Park, New Jersey, or such other location as assigned; provided, however, in no event shall the Company relocate Executive’s principal place of employment without Executive’s consent, to a place that increases Executive’s one-way commute by more than thirty-five (35) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable for the efficient operations of the Company.
1.5
Company Policies and Benefits. The employment relationship between the parties shall continue to be subject to the Company’s written personnel policies and procedures as they may be adopted, revised, or deleted from time to time in the Company’s sole discretion. Executive will continue to be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment in accordance with the terms of such benefit plans. Subject to the preceding sentence, the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
1.6
Insurance. While this Agreement is in effect, for actions within the scope of Executive’s employment, the Company will include Executive as an insured at a level comparable to similarly-situated employees at the Company in its Directors and Officers Liability insurance policy in effect from time to time.
2.
Compensation.
2.1
Salary. Commencing on the Effective Date, Executive shall receive an annualized base salary payable at a rate of $380,000, payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (the “Base Salary”).
2.2
Guaranteed Incentives. The Company will grant to Executive options to purchase 125,000 shares of stock (the “Option”) of the Company’s common stock as soon as administratively practicable following the execution hereof at an exercise price per share not less than the fair market value of the underlying common stock as of the date of grant as determined by the Board in accordance with the terms of the Company’s 2021 Equity Incentive Plan (as amended, the “Plan”) and other documents issued in connection with such grants, if any. The Options will vest to 25% of the total number of shares subject to the Option one year after the Effective Date and as to l/48th of the total number of shares subject to the Option each month thereafter. Any fractional share will be rounded down to the nearest whole share. Other than as described in this Section 2.2, the issuance and vesting of the Options will be contingent upon Executive’s continued employment with the Company and the Options will be subject to the terms and conditions of the Plan.

2.3
Bonus.
(a)
During Employment. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with an annual target of up to 45% of Executive’s then-current Base Salary (the “Target Bonus”). The Annual Bonus will be based upon the assessment of the Board (or a committee thereof) of Executive’s performance and the Company’s attainment of targeted goals (as established by the Board or a committee thereof in its sole discretion) over the applicable calendar year. The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. No amount of any Annual Bonus is guaranteed at any time, and, except as otherwise stated in Sections 6.2(a)(iii) or 6.3(a)(iii), Executive must be an employee in good standing through the date the Annual Bonus is paid to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided. Unless otherwise stated in Section 6, any Annual Bonus, if awarded, will be paid at the same time annual bonuses are generally paid to other similarly-situated employees of the Company. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).
(b)
Upon Termination. Except as otherwise stated in Section 6, in the event Executive leaves the employ of the Company for any reason other than involuntary termination without Cause (as defined in this Agreement) or voluntary termination with Good Reason (as defined in this Agreement) prior to the date the Annual Bonus is paid, Executive is not eligible to earn such Annual Bonus, prorated or otherwise.
2.4
Company Equity Awards. Subject to approval of the Board, Executive may be granted incentive equity awards pursuant and subject to the Plan and other documents issued in connection with such grants, if any. The specific terms and conditions of any such grants will be as set forth in the Plan and other applicable documents, which Executive may be required to sign, and shall be subject to all of the terms and conditions of the Plan and the relevant documents.
2.5
Signing Bonus. The Company will pay a one-time bonus to Executive equal to a “grossed up” of $120,000, which reflects the total amount payable to Executive less applicable deductions and federal and state payroll withholding (the “Signing Bonus”). The Signing Bonus will be paid to Executive in a lump sum on or before the second regularly scheduled payroll date following the Effective Date and in accordance with the Company’s standard payroll practices. If Executive’s service to the Company terminates for any reason other than a termination by the Company without Cause, a resignation by Executive for Good Reason, or a termination by virtue of Executive’s death or Disability (as defined in this Agreement) prior to July 13, 2024, Executive will be required to, and hereby agrees to, repay the Signing Bonus (on a net of tax basis) at a prorated amount equal to the amount of the Signing Bonus less one twenty-fourth (1/24) of the Signing Bonus multiplied by the number of full months that have elapsed since the Effective Date (such amount, the “Repayment Amount”). Executive agrees that the Company may deduct, in accordance with applicable law, the Repayment Amount from any payments the Company owes Executive, including but not limited to, any regular payroll amount, severance payments (if applicable) and/or any expense payments. Executive further agrees to pay to the Company, within ninety (90) days of the termination date, any remaining unpaid balance of the Repayment Amount not covered by such deductions.
2.6
Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, subject to any applicable payroll withholdings and deductions (if any). For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
3.
Confidential Information, Inventions, Non-Solicitation and Non-Competition Obligations. In connection with Executive’s continued employment with the Company, Executive will continue to receive and continue to have access to the Company’s confidential information and trade secrets. Accordingly, and in consideration of the benefits that Executive is eligible to receive under this Agreement, Executive agrees to sign the Company’s Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”), attached as Exhibit A, which contains certain confidentiality, non-disclosure, non-solicitation and non-competition obligations, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement and will supersede, prospectively only, any agreement that Executive previously signed relating to the same subject matter.

4.
Outside Activities. Except with the prior written consent of the Chief Executive Officer, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s position with the Company, and (iii) such other activities as may be specifically approved by the Chief Executive Officer, in the cases of (i)-(iii), so long as such activities do not interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement. This restriction shall not, however, preclude Executive from (x) owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, (y) managing Executive’s passive personal investments, or (z) employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

5.
No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and continued service as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith or with Executive’s duties to the Company.

6.
Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company continues to be at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1
Termination by Virtue of Death or Disability of Executive.
(a)
In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and Executive’s employment shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies and applicable law, pay to Executive’s legal representatives the Accrued Obligations (as defined in Section 6.2(c) below) due to Executive.
(b)
Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will be entitled to the Accrued Obligations due to Executive.
(c)
In the event Executive’s employment is terminated based on Executive’s death or Disability, Executive will not receive the Non-CIC Severance Benefits (as defined below), the CIC Severance Benefits (as defined below), or any other severance compensation or benefit, except that (i) the Company will provide the Accrued Obligations (as stated in Sections 6.1(a) and 6.1(b)); and (ii) and provided that Executive (or Executive’s legal representatives, in the event of Executive’s death) comply with the Separation Agreement requirement stated in 6.2(a)-(b) below, then the Company will pay Executive (or Executive’s legal representatives, in the event of Executive’s death) an amount equal to the Target Bonus under Section 2.2 for the calendar year in which Executive’s termination occurs, prorated for any partial year of employment on the basis of a 365-day year, less applicable withholdings and deductions, and payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company for that calendar year or (y) the Release Date (as defined below), but in no event later than March 15 of the year following the year to which the bonus is attributable.
6.2
Termination by the Company or Resignation by Executive (not in connection with a Change in Control).
(a)
The Company shall have the right to terminate Executive’s employment pursuant to this Section 6.2 at any time (subject to any applicable cure period stated in Section 6.2(e)) with or without Cause or advance notice, by giving notice as described in Section 7.1 of this Agreement. Likewise, Executive can resign from employment with or without Good Reason, by giving notice as described in Section 7.1 of this Agreement. Executive hereby agrees to comply with the additional notice requirements set forth in Section 6.2(d) below for any resignation for Good Reason. If Executive is terminated by the Company (with or without Cause) or resigns from employment with the Company (with or without Good Reason), then Executive shall be entitled to the Accrued Obligations (as defined below). In addition, if Executive is terminated without Cause or resigns for Good Reason, in either case, outside of the Change in Control Measurement Period (as defined below), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Executive timely executes and allows to become effective a separation agreement that includes, among other terms, a general release of claims in favor of the Company and its Affiliates and representatives, in the form presented by the Company (the “Separation Agreement”), and subject to Section 6.2(b) (the date that the general release of claims in the Separation Agreement becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then Executive shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):
(i)
The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for twelve (12) months (the “Non-CIC Severance”). The Non-CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings; provided, however that no portion of the Non-CIC Severance will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date;
(ii)
Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “Non-CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;
(iii)
The Company will pay Executive an amount equal to the Target Bonus under Section 2.2 for the calendar year in which Executive’s termination occurs, prorated for any partial year of employment on the basis of a 365-day year, less applicable withholdings and deductions, payable in a lump sum on the later of (x) the date that annual performance bonuses are normally paid to other executives at the Company for that calendar year or (y) the Release Date, but in no event later than March 15 of the year following the year to which the bonus is attributable; and
(iv)
Notwithstanding the terms of any equity plan or award agreement to the contrary: (x) the unvested portion of all time-based equity awards outstanding on the date of Executive’s termination will be automatically vested and exercisable as of the date of Executive’s termination; and (y) Executive will be eligible to exercise any options that have vested until the first (1st) anniversary of Executive’s termination date.
(b)
Executive shall not receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) or the CIC Severance Benefits pursuant to Section 6.3(a), as applicable, unless Executive executes the Separation Agreement within the consideration period specified therein, which shall in no event be more than forty-five (45) days, and until the Separation Agreement becomes effective and can no longer be revoked by Executive under its terms. Executive’s ability to receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) or the CIC Severance Benefits pursuant to Section 6.3(a), as applicable, is further conditioned upon Executive: (i) returning all Company property; (ii) complying with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; (iii) complying with the Separation Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (iv) resignation from any other positions Executive holds with the Company, effective no later than Executive’s date of termination (or such other date as requested by the Board).

(c)
For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid Base Salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.
(d)
For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Executive’s express prior written consent: (i) a material reduction by the Company of Executive’s Base Salary (other than in a broad based reduction similarly affecting all other members of the Company’s executive management); (ii) the relocation of Executive’s principal place of employment from the Company’s Florham Park, New Jersey office, without Executive’s consent, to a place that increases Executive’s one-way commute by more than thirty-five (35) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or (iii) a material reduction in Executive’s duties, authority, or responsibilities for the Company relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such material reduction, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a change in control, nor a change in title or Executive’s reporting relationships will be deemed a “material reduction” in and of itself; provided further, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of Executive’s intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that Executive’s employment with the Company is being terminated; and (4) Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.
(e)
For purposes of this Agreement, “Cause” for termination shall mean that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement, the Confidential Information Agreement, or any other material agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) material violation of any Company policy (including those pertaining to discrimination or harassment); (v) refusal to follow or implement a clear, lawful and reasonable directive of Company; (vi) gross negligence or incompetence in the performance of Executive’s duties after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty to the Company.
(f)
The Non-CIC Severance Benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program. For avoidance of doubt, Executive shall not be eligible to receive both CIC Severance Benefits and Non-CIC Severance Benefits.

(g)
Any damages caused by the termination of Executive’s employment without Cause not in connection with a Change in Control (as defined in the Plan) would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(h)
If the Company terminates Executive’s employment for Cause, or Executive resigns from employment with the Company without Good Reason, regardless of whether or not such termination is in connection with a Change in Control, then Executive shall be entitled to the Accrued Obligations, but Executive will not be eligible for the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.
6.3
Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).
(a)
In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, in either case, within three (3) months prior to or within twelve (12) months following the effective date of a Change in Control (such period, the “Change in Control Measurement Period”) then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s full compliance with Section 6.2(b) above, Executive shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”):
(i)
The Company will pay Executive severance pay in the form of continuation of Executive’s then-current Base Salary for twelve (12) months (the “CIC Severance”). The CIC Severance will be paid in substantially equal installments on the Company’s regular payroll schedule following the termination date, subject to standard deductions and withholdings; provided, however that no portion of the CIC Severance will be paid prior to the Release Date, and any such payments that are otherwise scheduled to be made prior to the Release Date shall instead accrue and be made on the first regular payroll date following the Release Date;

(ii)
Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA, or state continuation coverage (as applicable), under the Company’s group health plans following such termination, the Company will pay the COBRA, or state continuation coverage, premiums to continue Executive’s (and Executive’s covered dependents, as applicable) health insurance coverage in effect on the termination date until the earliest of: (1) twelve (12) months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA or state law continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA, or state continuation coverage, premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying such premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA or state continuation coverage premium for such month, subject to applicable tax withholding, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;
(iii)
The Company will make a lump sum cash payment to Executive in an amount equal to one (1) time the Target Bonus for the year in which the termination occurs, subject to standard payroll deductions and withholdings, which will be paid on the first payroll date after the 60th day following Executive’s date of termination, provided that Executive has delivered an effective Separation Agreement prior to such date; and
(iv)
Effective as of Executive’s termination date or, if later, the date of such Change in Control, the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the termination date (if any) shall be accelerated in full.
(b)
The CIC Severance Benefits provided to Executive pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(c)
Any damages caused by the termination of Executive’s employment without Cause during the Change in Control Measurement Period would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.3(a) above in exchange for the Separation Agreement are agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4
[Intentionally Omitted]
6.5
Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, all positions with any and all subsidiaries and Affiliates of the Company.

6.6
Application of Section 409A.
(a)
It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.
(b)
No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
(c)
To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Executive may consider and sign the Separation Agreement spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitute “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.6(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.2 or 6.3. No interest shall be due on any amounts deferred pursuant to this Section 6.6(c).
(d)
To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.
6.7
Excise Tax Adjustment.
(a)
If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section

4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)
Notwithstanding any provision of this Section 6.7 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(c)
Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.7. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
(d)
If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.7(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7.
General Provisions.
7.1
Notices. Any notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or (if notice is given prior to Executive’s termination of employment) to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.
7.2
Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.
7.3
Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4
Complete Agreement. This Agreement (including Exhibit A), and any other separate agreement relating to equity awards constitute the entire agreement between Executive and the Company with regard to the subject matter hereof and supersede any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.
7.5
Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.6
Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.7
Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.8
Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the State of New Jersey.
7.9
Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy and further shall not apply to discrimination, harassment, or retaliation claims to the extent prohibited by applicable law. The location for the arbitration shall be the Northern New Jersey area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. To the extent applicable law prohibits mandatory arbitration of discrimination, harassment, and/or retaliation claims, in the event Executive intends to bring multiple claims, including a discrimination, harassment, and/or retaliation claim, the discrimination, harassment, and/or retaliation claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By electing arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a federal, state or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

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In Witness Whereof, the parties have executed this Amended and Restated Employment Agreement on the day and year first written above.

Celularity Inc.

By: /s/ Robert J. Hariri

Name: Robert J. Hariri, MD, PhD

Title: Chairman & CEO

EXECUTIVE

/s/ K. Harold Fletcher

K. Harold Fletcher

Exhibit A

Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement

A-1